Exhibit 99.1

MAIA Biotechnology Appoints Leading Immuno-Oncology Scientist Dr. Remus Vezan as Scientific Advisor

●	New Scientific Advisory Board member played instrumental role in FDA approval and commercialization of multiple blockbuster products

CHICAGO, IL – February 27, 2024 - MAIA Biotechnology, Inc., (NYSE American: MAIA) (“MAIA”, the “Company”), a clinical-stage biopharmaceutical company developing targeted immunotherapies for cancer, today announced the appointment of immuno-oncology leader Remus Vezan, M.D., Ph.D., to its Scientific Advisory Board (SAB).

With over 20 years of academic and biopharmaceutical industry experience, Dr. Vezan is a highly regarded leader in drug development of novel therapeutic modalities, including cell and gene therapies, and played a pivotal role in the development and approval of CAR-T cell products TECARTUS® and YESCARTA® (Gilead), and kinase inhibitor IMBRUVICA® (AbbVie). Dr. Vezan currently serves as Vice President, Global Clinical Development at BeiGene.

“Dr. Vezan holds vast experience in guiding oncology assets through all stages of development, from research to clinical strategies and registration. His extensive engagement with the regulatory agencies to maximize clinical and commercial opportunities has been instrumental in garnering multiple FDA and global approvals for novel therapies including biologics and CAR-T cell products,” said Vlad Vitoc, M.D., MAIA’s Chairman and Chief Executive Officer. “It is a pleasure to welcome Remus to the MAIA franchise, where he will provide valued guidance along our pathway to approval and commercialization of our lead candidate THIO.”

Previously, as executive director of clinical development at Kite Pharma (Gilead Sciences), Dr. Vezan was primarily responsible for managing and overseeing the clinical development of CART-cell products, including axi-cell/YESCARTA®, the first CART-cell therapy approved for relapsed/refractory B-cell lymphoma, and brexu-cell/TECARTUS®, the first CART-cell therapy approved for mantle cell lymphoma and adult acute lymphoblastic leukemia. Earlier, Remus served as Medical Director at Pharmacyclics, an AbbVie Company, where he was the clinical lead for IMBRUVICA® in lymphoplasmacytic lymphomas.

Dr. Vezan’s therapeutic expertise includes both hematology and oncology, with various treatment modalities including next generation small molecules and adaptive cellular therapies (CAR-T, NK, autologous, allogeneic).

Dr. Remus Vezan commented, “It is my pleasure and privilege to join MAIA as scientific advisor and support the efforts of the MAIA team in advancing the clinical development of its first-in-class telomere targeting agent. THIO is a next generation asset with the potential to provide meaningful clinical benefit to many patients with malignancies.”

Dr. Vezan completed his medical training (M.D. and Ph.D.) at the University of Medicine and Pharmacy Cluj, Romania, and University of Bern, Switzerland. He holds multiple medical and scientific affiliations including the American Society of Hematology (ASH), the European Hematology Association (EHA), and the American Society of Clinical Oncology (ASCO). His work has appeared in numerous scientific papers and publications.

Remus Vezan, M.D., Ph.D.

Scientific Advisor to MAIA Biotechnology

About THIO

THIO (6-thio-dG or 6-thio-2’-deoxyguanosine) is a first-in-class investigational telomere-targeting agent currently in clinical development to evaluate its activity in Non-Small Cell Lung Cancer (NSCLC). Telomeres, along with the enzyme telomerase, play a fundamental role in the survival of cancer cells and their resistance to current therapies. The modified nucleotide 6-thio-2’-deoxyguanosine (THIO) induces telomerase-dependent telomeric DNA modification, DNA damage responses, and selective cancer cell death. THIO-damaged telomeric fragments accumulate in cytosolic micronuclei and activates both innate (cGAS/STING) and adaptive (T-cell) immune responses. The sequential treatment with THIO followed by PD-(L)1 inhibitors resulted in profound and persistent tumor regression in advanced, in vivo cancer models by induction of cancer type–specific immune memory. THIO is presently developed as a second or later line of treatment for NSCLC for patients that have progressed beyond the standard-of-care regimen of existing checkpoint inhibitors.

About MAIA Biotechnology, Inc.

MAIA is a targeted therapy, immuno-oncology company focused on the development and commercialization of potential first-in-class drugs with novel mechanisms of action that are intended to meaningfully improve and extend the lives of people with cancer. Our lead program is THIO, a potential first-in-class cancer telomere targeting agent in clinical development for the treatment of NSCLC patients with telomerase-positive cancer cells. For more information, please visit www.maiabiotech.com.

Forward Looking Statements

MAIA cautions that all statements, other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels or activity, performance or achievements to be materially different from those anticipated by such statements. The use of words such as “may,” “might,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward looking statements. However, the absence of these words does not mean that statements are not forward-looking. For example, all statements we make regarding (i) the initiation, timing, cost, progress and results of our preclinical and clinical studies and our research and development programs, (ii) our ability to advance product candidates into, and successfully complete, clinical studies, (iii) the timing or likelihood of regulatory filings and approvals, (iv) our ability to develop, manufacture and commercialize our product candidates and to improve the manufacturing process, (v) the rate and degree of market acceptance of our product candidates, (vi) the size and growth potential of the markets for our product candidates and our ability to serve those markets, and (vii) our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates, are forward looking. All forward-looking statements are based on current estimates, assumptions and expectations by our management that, although we believe to be reasonable, are inherently uncertain. Any forward-looking statement expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and are subject to risks and uncertainties and other factors beyond our control that may cause actual results to differ materially from those expressed in any forward-looking statement. Any forward-looking statement speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In this release, unless the context requires otherwise, “MAIA,” “Company,” “we,” “our,” and “us” refers to MAIA Biotechnology, Inc. and its subsidiaries.

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